Exhibit 99.1

Westaff Reports Fiscal 2006 Third Quarter Results

WALNUT CREEK, CA, Thursday, August 17, 2006  — Westaff, Inc. (NASDAQ: WSTF), a leading provider of staffing services, today reported financial results for its third fiscal quarter, which ended July 8, 2006. Consistent with historical financial reporting, the Company’s first three fiscal quarters comprise twelve weeks each while the fourth quarter comprises 16 or 17 weeks.

Income from continuing operations for the third quarter of fiscal 2006 was $1,182,000, which represents an increase of 9.5% as compared to the third quarter of fiscal 2005. The majority of this increase is attributable to an increase in gross margin for the 2006 quarter, which improved to 18.1% as compared to 17.5% for the third quarter of 2005. This increase in gross margin is primarily attributable to an increase in permanent placement revenue, which grew $697,000 or 39% as compared to the third quarter of fiscal 2005. In addition, bill rate increases also contributed to the gross margin improvement. Trish Newman, Westaff’s President and CEO commented “We continue to grow our gross margin, principally in the United States, our largest market. The investments we have made in our domestic field operations have provided enhanced margins, as we had projected. On a prospective basis, however, we believe our overall margins and profitability can improve further and we will be working closely with our international operations and certain, underperforming domestic operations to effect such improvements.”

Revenue for the third quarter of fiscal 2006 was $140.9 million, which represented a slight decrease of $0.2 million or 0.1% as compared to the third quarter of fiscal 2005. Domestic revenue increased $3.5 million or 3.2%, largely as a result of an increase of 74% in permanent placement revenue, coupled with an increase in overall, average bill rates. These domestic revenue increases are attributable to the operational enhancements implemented over the past year, which included an increase in the domestic field staff resulting in improved sales and service efforts. Offsetting the domestic revenue increase was a decrease in international revenue of $3.7 million, which was primarily caused by a 12.5% decrease in billable hours for temporary placements. Similar to the most recent quarter, this decrease was caused by competitive pressures in the international markets we serve but, despite these pressures, we still recognized an increase of 13% in international permanent placement revenue which served to offset some of the international revenue decrease.

Selling and administrative expenses increased $1.1 million, or 6.4% for the third quarter of fiscal 2006 as compared to the third quarter of fiscal 2005. As previously mentioned, the Company has consciously added staff to its domestic field operations, which is the primary cause of the increase in these costs. Following the end of the second quarter, the Company implemented cost saving measures, including a reduction in headcount at its corporate headquarters and a reduction in headcount at underperforming field operations. These cost reductions are projected to yield $3.2 million of annualized cost savings. Westaff’s Senior Vice President and Chief Financial Officer, John Sanders stated, “We will continue to identify and implement opportunities to enhance profitability, provided they increase our gross profit or reduce existing cost structures. Measures implemented within the third quarter have already yielded improvements in our domestic gross profits and the cost reduction measures have already begun to enhance profitability.”

The Company reported net income of $1.2 million, or $0.07 per diluted share, for the third quarter of fiscal 2006 as compared to net income of $2.2 million, or $0.14 per diluted share, in the third quarter of fiscal 2005. The overall decrease in net income can be largely attributed to a $1.2 million gain, or $0.07 per diluted share, on the sale of our former Norway and Denmark operations, which occurred in the third quarter of fiscal 2005. No such sales or dispositions occurred in the third quarter of fiscal 2006.

For the first 36 weeks of fiscal 2006 as compared to the same period of fiscal 2005, revenue increased $6.2 million, gross profit increased $2.1 million and cash generated from operating activities was $17.7 million. The balance sheet at July 8, 2006 as compared to the balance sheet at July 9, 2005 demonstrates an improvement of 67% in working capital as well as an 81% decrease in revolving debt balances. At July 8, 2006, the overall revolver borrowing capacity was $16.3 million.

Westaff will discuss these results on a conference call at 8:00 AM Pacific time on Friday, August 18, 2006. The call will be accessible by dialing 1-800-895-3606 and stating the conference ID of “Westaff” to the operator.

Westaff provides staffing services and employment opportunities for businesses in global markets. Westaff annually employs in excess of 125,000 people and services more than 15,000 client accounts from more than 230 offices located throughout the United States, the United Kingdom, Australia and New Zealand. For more information, please visit our website at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  All forward–looking statements are qualified in their entirety by this cautionary statement.  Forward-looking statements contained herein include, but are not limited to, the statements regarding revenue, gross margins, growth rates and the Company’s prospects for fiscal 2006.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results could differ materially from estimates.  Among the factors affecting future operating results are: an intensely price competitive market, variability of the amount of collateral that we are required to maintain to support our workers’ compensation obligation, the sufficiency of our workers’ compensation claims reserve, variability on our heavy working capital needs and our ability to borrow to meet those needs, our ability to borrow under our credit facilities and our compliance with the debt covenants, variability of employee-related costs, including workers’ compensation liabilities, our ability to collect on our accounts receivable, possible adverse effects of fluctuations in the general economy, variability of the cost of unemployment insurance for our temporary employees, risks related to franchise agent operations, risks related to international operations and fluctuating exchange rates, reliance on executive management, our ability to attract and retain the services of qualified temporary personnel, the ability of our customers to terminate our service agreement on short notice, any difficulty with our information technology system, potential exposure to employment related claims, risks related to control by a significant shareholder, the volatility of the Company’s stock price, increased regulatory compliance costs and litigation and other claims.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, is contained in the Company’s filings with the Securities and Exchange Commission, including the Company's most recent Annual Report on Form 10-K for the year ended October 29, 2005 and Quarterly Report on Form 10-Q for the quarter ended April 15, 2006.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement except as required by applicable laws and regulations.

ANALYSTS/INVESTORS CONTACT:	John P. Sanders
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: jsanders@westaff.com

PRESS CONTACT:	Linda Gaebler
Vice President Communications
Telephone: 925/930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	July 8, 2006	July 9, 2005
Statements of Operations:

Revenue	$140,859	$141,053
Costs of services	115,420	116,425
Gross profit	25,439	24,628
Gross margin	18.1%	17.5%
Franchise agents’ share of gross profit	4,111	4,391
Selling and administrative expenses	18,715	17,595
Depreciation and amortization	1,148	934
Operating income	1,465	1,708
Interest expense	292	343
Interest income	(26)	(28)
Income from continuing operations before income taxes	1,199	1,393
Income tax provision	17	314
Income from continuing operations	1,182	1,079
Loss from discontinued operations	—	(29)
Gain on sale of discontinued operations, net of income taxes	—	1,163
Total discontinued operations, net of income taxes	—	1,134
Net income	$1,182	$2,213

Basic and diluted income per share:
Continuing operations	$0.07	$0.07
Discontinued operations	$—	$0.07
Net income	$0.07	$0.14

Weighted average common shares outstanding - basic and diluted	16,483	16,339
Weighted average common shares outstanding - diluted	16,557	16,391

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	36 Weeks Ended
	July 8, 2006	July 9, 2005
Statements of Operations:

Revenue	418,095	411,879
Costs of services	345,342	341,240
Gross profit	72,753	70,639
Gross margin	17.4%	17.2%
Franchise agents’ share of gross profit	12,451	12,422
Selling and administrative expenses	55,714	52,569
Depreciation and amortization	3,492	2,849
Operating income	1,096	2,799
Interest expense	850	1,021
Interest income	(76)	(71)
Income from continuing operations before income taxes	322	1,849
Income tax provision (benefit)	(198)	530
Income from continuing operations	520	1,319
Loss from discontinued operations	—	(134)
Gain on sale of discontinued operations, net of income taxes	—	1,163
Total discontinued operations, net of income taxes	—	1,029
Net income	$520	$2,348

Basic and diluted earnings per share:
Continuing operations	$0.03	$0.08
Discontinued operations	$—	$0.06
Net income	$0.03	$0.14

Weighted average common shares outstanding - basic	16,419	16,229
Weighted average common shares outstanding - diluted	16,502	16,384

	July 8, 2006	October 29, 2005
Balance Sheet Highlights (Unaudited):

Current assets	$90,684	$96,793
Property and equipment, net	14,713	15,184
Goodwill	13,409	11,770
Other long-term assets	13,469	15,035
Total assets	$132,275	$138,782

Current liabilities	$49,216	$56,167
Long-term liabilities	20,207	20,994
Total liabilities	69,423	77,161
Stockholders’ equity	62,852	61,621
Total liabilities and stockholders’ equity	$132,275	$138,782

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